Exhibit 99.1

FOR RELEASE:	December 12, 2017

Lynn H. Johnson	David P. Barksdale
Executive Vice President and Chief Operating Officer	President and Chief Executive Officer
Select Bancorp Inc.	Premara Financial, Inc.
Office: 910-892-7080	Office: 704-697-5053
lynnj@selectbank.com	dpbarksdale@carolinapremierbank.com

SELECT BANCORP AND PREMARA FINANCIAL MERGER

RECEIVES REGULATORY AND SHAREHOLDER APPROVALS

The combined company is projected to have $1.1 billion in total assets and 18 branches serving North and South Carolina.

DUNN, NC and CHARLOTTE, NC . . . Select Bancorp, Inc. (“Select”) (NASDAQ: SLCT), the holding company of Select Bank & Trust Company, and Premara Financial, Inc. (“Premara”) (OTC: PARA), the holding company of Carolina Premier Bank, announced today the receipt of final shareholder and regulatory approvals for the merger of the two banks through acquisition by Select. The transaction was previously unanimously approved by the Boards of Directors of each company, and the shareholders of each holding company approved the merger at respective special meetings of shareholders held on December 12, 2017. The merger is expected to close on December 15, 2017.

Carolina Premier Bank, a North Carolina chartered community bank, operates four banking offices, one in Charlotte and three in the South Carolina communities of Rock Hill, Blacksburg and Six Mile. The merger will expand Select’s presence into these markets and will allow Select to offer its product line and services to Carolina Premier’s customers.

“We are pleased to receive the regulatory approvals in a timely manner which will help us maintain our goal of closing the merger during the fourth quarter,” stated William L. Hedgepeth II, president and CEO for Select. “We look forward to continuing to be a high-quality community bank serving our markets with broader product offerings and increased lending capacity. The acquisition of Carolina Premier Bank will move Select Bank & Trust to over $1 billion in assets and our footprint will expand west to Charlotte and into northern South Carolina.” The mergers of the companies and their two subsidiary banks have now received all requisite state and federal bank regulatory approvals for the transaction to close on its anticipated schedule.

“Employees of both banks have been working well together to ensure a smooth transition following the merger,” said Lynn H. Johnson, chief operating officer for Select. “We are excited with the opportunity of bringing two community banks together for the benefit of all stakeholders; our customers, our shareholders and our expanded communities. This merger will allow us to leverage our resources in ways neither bank could achieve on its own.”

The combined bank will be headquartered in Dunn, North Carolina, with 18 branches serving North and South Carolina.

Under the terms of the merger agreement, Premara shareholders will receive merger consideration consisting of approximately 70% percent stock, with a fixed exchange ratio of 1.0463 shares of Select common stock for each share of Premara common stock, and 30% percent cash, or $12.65 for each share of Premara common stock. Premara shareholders will have an election option on the type of merger consideration that they would prefer to receive, subject to proration of such elections in accordance with the terms of the merger agreement.

Select Bank & Trust Company, which first opened for business in 2000, operates 14 branches in the North Carolina communities of Burlington, Clinton, Dunn, Elizabeth City, Fayetteville, Goldsboro, Greenville, Leland, Lillington, Lumberton, Morehead City, Raleigh, Washington and Wilmington.

Hedgepeth added, “We look forward to providing the customers and employees of Carolina Premier Bank with the resources to help them be successful. Our bank’s mission is, ‘To be the bank of choice in the communities we serve, by providing exceptional customer service, superior products and experienced bankers using a common sense approach to banking.’”

Carolina Premier Chief Executive Officer David P. Barksdale stated, “We are excited to join the Select Bank & Trust team. Carolina Premier’s customers will find that Select shares our focus on outstanding personalized service. Their core values – Leadership, Teamwork, Integrity, Service and Commitment – align with our culture and our core values.”

Select Bancorp, Inc. was advised in the merger by Roger G Powell LLC as financial advisor, and Wyrick Robbins Yates & Ponton LLP, serving as legal counsel. The Burke Group, LLC rendered a fairness opinion to Select’s Board of Directors in connection with the transaction. Premara Financial, Inc. was advised by Boenning & Scattergood while Johnson Pope Bokor Ruppel & Burns, LLP served as legal counsel.

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Additional Information about the Merger and Where to Find It

In connection with the proposed merger, Select has filed with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4 that contains a joint proxy statement/prospectus of Select and Premara. The joint proxy statement/prospectus was previously mailed to the shareholders of Select and Premara. SHAREHOLDERS OF BOTH SELECT AND PREMARA ARE STRONGLY URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED MERGER AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION REGARDING SELECT, PREMARA AND THE PROPOSED MERGER. A free copy of these documents is available, and other filings containing information about Select, are available, at the SEC’s Internet site (http://www.sec.gov). The documents can also be obtained, without charge, by directing a written request to Select Bancorp, Inc., 700 W. Cumberland Street, Dunn, NC 28443, Attention: Mark Jeffries, Executive Vice President and Chief Financial Officer.

Select Bancorp, Inc.

Select Bancorp, Inc. is a bank holding company, headquartered in Dunn, North Carolina, whose wholly owned subsidiary, Select Bank & Trust Company, is a state-chartered commercial bank insured by the FDIC. Select Bank & Trust Company has 14 branch offices located in Burlington, Clinton, Dunn, Elizabeth City, Fayetteville, Goldsboro, Greenville, Leland, Lillington, Lumberton, Morehead City, Raleigh, Washington and Wilmington North Carolina. More information can be obtained by visiting Select's web site at www.SelectBank.com. It is FDIC insured and a member of the Federal Home Loan Bank of Atlanta.

Premara Financial, Inc.

Premara Financial, Inc. is the holding company of Carolina Premier Bank, a North Carolina state-chartered community bank, which began operations in 2007. Carolina Premier Bank serves personal and business customers through its four offices in in Charlotte, NC and Rock Hill, Blacksburg and Six Mile, SC. It is FDIC insured and a member of the Federal Home Loan Bank of Atlanta.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future” or the negative of those terms or other words of similar meaning. You should read statements that contain these words carefully because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements involve a number of risks and uncertainties.

Select and Premara caution readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement. Such forward-looking statements include, but are not limited to, statements about the benefits of the proposed merger involving Select and Premara, Select and Premara’s plans, objectives, expectations and intentions, the expected timing of completion of the transaction and other statements that are not historical facts. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in Select’s Form 10-Q filed with the SEC on November 9, 2017. Additional risks and uncertainties relating to the proposed merger include: the risk that a condition to closing of the merger may not be satisfied; the time necessary to consummate the proposed merger; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the merger may not be fully realized or may take longer than expected; disruption from the transaction making it more difficult to maintain relationships with customers and employees; the diversion of management time on merger-related issues; general worldwide economic conditions and related uncertainties; the effect of changes in governmental regulations; and other factors. Each forward-looking statement speaks only as of the date of the particular statement and except as may be required by law, neither Select nor Premara undertakes any obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.